Exhibit 23.1

SRCO, C.P.A., Professional Corporation Certified Public Accountants 14 Wynngate Lane Amherst, NY 14221 U.S. A Tel: 416 428 1391 & 416 671 7292 Fax: 905 882 9580 Email: info@srco.ca www.srco.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Bright Green Corporation of our report dated April 17, 2023, relating to the financial statements of Bright Green Corporation for the years ended December 31, 2022 and 2021, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

/s/ SRCO, C.P.A., Professional Corporation

Amherst, NY

May 15, 2023